Exhibit 4.2
Execution Copy
REGISTRATION RIGHTS AGREEMENT
     This Registration Rights Agreement (this “Agreement”) is made and entered into as of October 6, 2005, among Lexington Strategic Asset Corp., a Delaware corporation (together with any successor entity thereto, the “Company”), Friedman, Billings, Ramsey & Co., Inc., a Delaware corporation (together with any successor entity thereto, “FBR”), for itself and for the benefit of the persons listed on Exhibit A hereto (the “Initial Holders”), Lexington Corporate Properties Trust, a Maryland real estate investment trust (together with any successor entity thereto, “Lexington”), LXP Advisory, LLC, a Delaware limited liability company (together with any successor entity thereto, the “Advisor”), LSAC Operating Partnership L.P., a Delaware limited partnership (together with any successor entity thereto (the “Partnership”), and Patrick Carroll, T. Wilson Eglin, Brendan P. Mullinix, Richard I. Rouse, E. Robert Roskind and John B. Vander Zwaag (collectively, the “Management Holders”).
     This Agreement is made pursuant to the Purchase/Placement Agreement (the “Purchase/Placement Agreement”), dated as of September 30, 2005, among the Company, the Partnership and FBR. In order to induce (i) FBR to enter into the Purchase/Placement Agreement and to purchase, in its capacity as initial purchaser, the Rule 144A/Reg. S Shares from the Company and to place, in its capacity as placement agent, the Regulation D Shares pursuant to the terms thereof, (ii) the investors purchasing the Rule 144A/Reg. S Shares from FBR to purchase such shares of Common Stock, (iii) the investors purchasing the Regulation D Shares directly from the Company in the Private Placement to purchase such shares of Common Stock and (iv) Lexington to enter into the transactions contemplated by the Contribution Agreement, the Company has agreed to provide the registration rights provided for in this Agreement to FBR, the Initial Holders, Lexington, the Management Holders and their respective direct and indirect transferees who constitute Holders. The execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Purchase/Placement Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Definitions
     As used in this Agreement, the following terms shall have the following meanings:
     Additional Shares: Common Stock or other securities of the Company issued in respect of the Shares by reason of or in connection with any stock dividend, stock distribution, stock split, purchase in any rights offering or in connection with any exchange for or replacement of such shares or any combination of shares, recapitalization, merger or consolidation, or any other equity securities issued pursuant to any other pro rata distribution with respect to the Common Stock.

     Advisor: As defined in the preamble hereof.
     Advisory Agreement: As defined in Section 2(e) hereof.
     Agreement: As defined in the preamble hereof.
     Affiliate: As to any specified Person, (i) any Person directly or indirectly owning, controlling or holding, with power to vote, ten (10) percent or more of the outstanding voting securities of such other Person, (ii) any Person ten (10) percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person, (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person, (iv) any executive officer, director, trustee, managing member or general partner of such Person and (v) any legal entity for which such Person acts as an executive officer, director, trustee, managing member or general partner. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly, or indirectly through one or more intermediaries or relationships, of the power to direct or cause the direction of the management and policies of such Person, whether by contract, through the ownership of voting securities, partnership or member interests or other equity interests or otherwise. An indirect relationship shall include, without limitation, circumstances in which a Person’s spouse, children, parents, siblings or mother-, father-, sister- or brother-in-law is or has been associated with a Person.
     Business Day: With respect to any act to be performed hereunder, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by applicable law, regulation or executive order to close.
     Closing Time: October 6, 2005.
     Commission: The Securities and Exchange Commission.
     Common Stock: The common stock, par value $0.0001 per share, of the Company.
     Company: As defined in the preamble hereof.
     Contribution Agreement: The Contribution Agreement, to be dated on or about October 6, 2005, between the Company and Lexington pursuant to which, among other things, Lexington will contribute certain real estate assets and financing deposits to the Company in exchange for shares of Common Stock having an aggregate value of approximately $33,188,310 based on the per share offering price set forth in the Offering Memorandum.
     Controlling Person: As defined in Section 6(a) hereof.

     End of Suspension Notice: As defined in Section 5(b) hereof.
     Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.
     FBR: As defined in the preamble hereof.
     Holder: Each Initial Holder, Lexington, the Management Holders, and each direct and indirect transferee thereof from time to time that holds any Registrable Shares.
     Indemnified Party: As defined in Section 6(c) hereof.
     Indemnifying Party: As defined in Section 6(c) hereof.
     IPO Registration Statement: As defined in Section 2(b) hereof.
     Lexington: As defined in the preamble hereof.
     Lexington Shares: The shares of Common Stock having an aggregate value of approximately $33,188,313, based on the per share offering price set forth in the Offering Memorandum, issued to Lexington pursuant to the Contribution Agreement, as more fully described in the Offering Memorandum.
     Liabilities: As defined in Section 6(a) hereof.
     Management Holders: As defined in the preamble hereof.
     Management Shares: The shares of Common Stock collectively held by the Management Holders as of Closing Time.
     NASD: The National Association of Securities Dealers, Inc.
     Offering Memorandum: The Offering Memorandum of the Company, dated September 30, 2005, pursuant to which the Rule 144A/Regulation S Shares and the Regulation D Shares are offered and sold.
     Participant: Any of the investors who purchased Regulation D Shares directly from the Company in the Private Placement as more fully described in the Offering Memorandum. The Participants are listed among the Initial Holders on Exhibit A attached hereto.
     Partnership: As defined in the preamble hereof.
     Partnership Agreement: As defined in Section 2(e) hereof.
     Person: An individual, partnership, limited liability company, corporation, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

     Private Placement: As defined in the Purchase/Placement Agreement and as more fully described in the Offering Memorandum.
     Proceeding: An action (including a class action), claim, suit, demand, arbitration or other proceeding (including without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or, to the knowledge of the Person subject thereto, threatened, by any Person.
     Prospectus: The prospectus included in any Registration Statement, including any preliminary prospectus, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.
     Purchase/Placement Agreement: As defined in the preamble, as amended from time to time in accordance with the terms thereof.
     Purchaser Indemnitee: As defined in Section 6(a) hereof.
     Registrable Shares: The Shares, upon original issuance thereof, and at all times subsequent thereto, including upon the transfer thereof by the original holder or any subsequent holder and any Additional Shares, until the earliest to occur of (i) the date on which such shares have been sold pursuant to an effective Registration Statement, (ii) the date on which such shares are sold, transferred or otherwise disposed of pursuant to Rule 144, (iii) the date on which, in the opinion of counsel to the Company, such shares not held by Affiliates of the Company are eligible for sale without registration under the Securities Act pursuant to subparagraph (k) of Rule 144, (iv) the date on which such shares are sold to the Company or any of its subsidiaries, or (v) the second anniversary of the initial effective date of the Shelf Registration Statement or, in the case of any Additional Shares for which tacking under Rule 144A is not available and which are not included in the Shelf Registration Statement, until the second anniversary of the issuance of the Additional Shares (subject to extension pursuant to Section 5(c) hereof).
     Registration Default: As defined in Section 2(e) hereof.
     Registration Expenses: Any and all fees and expenses incident to the Company’s performance of, or compliance with, this Agreement, including, without limitation: (i) all Commission, securities exchange, NASD or other registration, listing, inclusion and filing fees, (ii) all fees and expenses incurred in connection with compliance with applicable international, federal or state securities or blue sky laws (including, without limitation, any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the Registrable Shares and the preparation of a blue sky memorandum and compliance with the rules of the NASD), (iii) all expenses of any Person in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, agreements among underwriters, securities sales agreements, certificates and any other documents relating to the performance by the Company under, and compliance by the Company with, this Agreement, (iv) all fees and expenses incurred in connection with the listing or inclusion of any of the Registrable Shares on any securities exchange or national quotation system pursuant to Section 4(n) of this Agreement or otherwise, (v) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to such performance), (vi) reasonable fees and disbursements of one Selling Holders’ Counsel for each Registration Statement (provided that the Company shall not be required to pay fees and disbursements for such Selling Holders’ Counsel in excess of $35,000 for each Registration Statement) and the amounts set forth in Section 4(m), and (vii) any fees and disbursements customarily paid by issuers in connection with issues and sales of securities (including the fees and expenses of any experts retained by the Company in connection with any Registration Statement); provided, however, that Registration Expenses shall exclude brokers’ or underwriters’ discounts and commissions, any transfer taxes or transfer fees, if any, relating to the sale or disposition of Registrable Shares by a Holder and the fees and disbursements of any counsel to the Holders, except as provided for in clause (vi) above.
     Registration Obligations: As defined in Section 2(e) hereof.
     Registration Statement: Any Shelf Registration Statement, Subsequent Shelf Registration Statement or IPO Registration Statement of the Company that covers the resale of any Registrable Shares, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement.
     Regulation D: Regulation D (Rules 500-508) promulgated by the Commission under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such regulation.
     Regulation D Option Shares: The additional Regulation D Shares that may be issued pursuant to an additional allotment option granted by the Company to FBR, which, together with the Rule 144A/Reg. S Option Shares, shall not exceed 1,010,700 shares in the aggregate.
     Regulation D Shares: The shares of Common Stock initially sold by the Company to “accredited investors” (within the meaning of Rule 501(a) of

Regulation D promulgated under the Securities Act), including the Regulation D Option Shares, in the Private Placement.
     Regulation S: Regulation S (Rules 901-905) promulgated by the Commission under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such regulation.
     Regulation S Shares: The shares of Common Stock initially resold by FBR pursuant to the Purchase/Placement Agreement to “non-U.S. persons” (in accordance with Regulation S) in an “offshore transaction” (in accordance with Regulation S).
     Rule 144: Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.
     Rule 144A: Rule 144A promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.
     Rule 144/Reg. S Option Shares: The additional Rule 144A shares that may be issued pursuant to an additional allotment option granted by the Company to FBR, which, together with the Regulation D Option Shares, shall not exceed 1,010,700 shares in the aggregate.
     Rule 144A Shares: The shares of Common Stock initially resold by FBR pursuant to the Purchase/Placement Agreement to “qualified institutional buyers” (as such term is defined in Rule 144A) in accordance with Rule 144A.
     Rule 144A/Reg. S Shares: The Rule 144A Shares, the Regulation S Shares and the Rule 144A/Reg. S Option Shares.
     Rule 158: Rule 158 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.
     Rule 415: Rule 415 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.
     Rule 424: Rule 424 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.
     Rule 429: Rule 429 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.
     Securities Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.
     Selling Holders’ Counsel: Counsel for the Holders that is selected by the Holders holding a majority of the Registrable Shares included in any Registration Statement and that is reasonably acceptable to the Company.
     Shares: The Rule 144A/Reg. S Shares, the Regulation D Shares, the Lexington Shares and the Management Shares.
     Shelf Registration Statement: As defined in Section 2(a) hereof.
     Subsequent Shelf Registration Statement: As defined in Section 2(c) hereof.
     Suspension Event: As defined in Section 5(b) hereof.
     Suspension Notice: As defined in Section 5(b) hereof.
     Underwritten Offering: A sale of securities of the Company to an underwriter or underwriters for reoffering to the public.
2. Registration Rights
     (a) Mandatory Shelf Registration. As set forth in Section 4 hereof, subject to Section 2(b)(ii), the Company agrees to file with the Commission no later than the date that is one hundred fifty (150) calendar days after the date of this Agreement a shelf Registration Statement on Form S-11 or such other form under the Securities Act then available to the Company providing for the resale of the Registrable Shares pursuant to Rule 415 from time to time by the Holders, including for the avoidance of doubt, any Additional Shares that are issued prior to the initial effectiveness of such Shelf Registration Statement (such registration statement, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the “Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable following such filing. Such commercially reasonable efforts shall include, without limitation, responding to any comments issued by the staff of the Commission with respect to any Registration Statement and filing any related amendment to such Registration Statement as soon as reasonably practicable after receipt of such comments.

Any Shelf Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available (including, without limitation, an Underwritten Offering), a direct sale to purchasers, a sale through brokers or agents, or sale over the Internet) by the Holders of any and all Registrable Shares.
     (b) IPO Registration. If the Company proposes to file a registration statement on Form S-11 or such other form under the Securities Act providing for the initial public offering of shares of Common Stock (such registration statement, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the “IPO Registration Statement”), the Company will mail written notices of the filing, within five (5) Business Days after the filing thereof, to each Holder, and will afford each Holder an opportunity to include in such IPO Registration Statement all or any part of the Registrable Shares then held by such Holder. Each Holder desiring to include in any such IPO Registration Statement all or part of the Registrable Shares held by such Holder shall, within twenty (20) Business Days after receipt of the above-described written notice by the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Shares such Holder wishes to include in such IPO Registration Statement. If any Holder fails to so notify the Company in writing of its election to include all or any part of its Registrable Shares in the IPO Registration Statement, such Holder’s right to include all or any part of its Registrable Shares in the IPO Registration Statement shall lapse. Any election by any Holder to include any Registrable Shares in the IPO Registration Statement will not affect the inclusion of such Registrable Shares in the Shelf Registration Statement or any Subsequent Shelf Registration Statement until such Registrable Shares have been sold under the IPO Registration Statement; provided, however, that at such time of sale, the Company shall have the right to remove from the Shelf Registration Statement or any Subsequent Shelf Registration Statement the Registrable Shares sold pursuant to the IPO Registration Statement.
     (i) Right to Terminate IPO Registration. The Company shall have the right to terminate or withdraw any IPO Registration Statement referred to in this Section 2(b) prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Shares in such registration; provided, however, that the Company must provide each Holder that elected to include any Registrable Shares in such IPO Registration Statement prompt written notice of such termination or withdrawal. Furthermore, in the event the IPO Registration Statement is not declared effective by the Commission within one hundred twenty (120) Business Days following delivery by the Company of notice to the Holders of their initial opportunity to include all or any part of the Registrable Shares then held by such Holders in the IPO Registration Statement, unless a road show for the Underwritten Offering pursuant to the IPO Registration Statement is actually in progress at such time, the Company shall promptly provide a new written notice to all Holders giving them another opportunity to elect to include Registrable Shares in the pending IPO Registration Statement. Each Holder desiring to include in any such IPO Registration Statement all or part of the Registrable Shares held by such Holder shall, within ten (10) Business Days after receipt of the above-described written notice by the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Shares such Holder wishes to include in such IPO Registration Statement.
     (ii) Obligation to File Shelf Registration after Filing of IPO Registration Statement. Notwithstanding the provisions of Section 2(a) hereof, (a) if the Company files an IPO Registration Statement before it files the Shelf Registration Statement or any Subsequent Shelf Registration Statement pursuant to Section 2(a) or 2(c) hereof, the Company shall file the Shelf Registration Statement no more than sixty (60) days after the filing of the IPO Registration Statement and the Company shall use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable following such filing and (b) if the Company files an IPO Registration Statement after the initial filing of the Shelf Registration Statement or any Subsequent Shelf Registration Statement but before the effective date of such Shelf Registration Statement or Subsequent Shelf Registration Statement, the Company shall have the right to defer causing such Shelf Registration Statement or Subsequent Shelf Registration Statement to be declared effective by the Commission until sixty (60) days after the effective date of the IPO Registration Statement. The Company shall have the right to remove from any Shelf Registration Statement or Subsequent Registration Statement, as applicable, any Registrable Shares sold pursuant to the IPO Registration Statement.
     (iii) Underwriting. The Company shall give written notice to the Holders who elect to be included in the IPO Registration Statement of the managing underwriters for the Underwritten Offering proposed under the IPO Registration Statement. The right of any such Holder to include Registrable Shares in any IPO Registration Statement pursuant to this Section 2(b) shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Shares in the Underwritten Offering to the extent provided herein. All Holders proposing to distribute their Registrable Shares through such Underwritten Offering shall enter into an underwriting agreement in customary form with the managing underwriters selected by the Company for such underwriting and complete and execute any questionnaires, powers of attorney, indemnities, securities escrow agreements, custody agreements, lock-up agreements and other documents reasonably required under the terms of such underwriting, and furnish to the Company such information in writing as the Company may reasonably request for inclusion in the IPO Registration Statement; provided, however, that no Holder shall be required to make any representations or warranties to or agreements (including indemnitees) with the Company or the underwriters other than representations, warranties or agreements (including indemnitees) as are customary and reasonably requested by the underwriters. Notwithstanding any other provision of this Agreement, if at any time the managing underwriters determine in good faith that marketing factors require a limitation on the number of shares to be included, then the managing underwriters may exclude shares (including Registrable Shares) from the IPO Registration Statement and the Underwritten Offering, and any shares included in the IPO Registration Statement and the Underwritten Offering shall be allocated, first, to the Company, second, to each of the Holders (other than Lexington and the Management Holders) requesting inclusion of their Registrable Shares in the IPO Registration Statement (on a pro rata basis based on the total number of Registrable Shares then requested for inclusion by each such Holder), and third, to each of Lexington and the Management Holders if Lexington and the Management Holders are requesting inclusion of their Registrable Shares in such IPO Registration Statement (on a pro rata basis based on the total number of Registrable Shares then requested for inclusion by each such Holder); provided, however, that the number of Registrable Shares (other than the Lexington Shares and the Management Shares) to be included in the IPO Registration Statement shall not be reduced unless all other securities of the Company held by (i) the Company’s directors, officers, other employees and consultants; and (ii) other holders of the Company’s capital stock with registration rights that are inferior (with respect to such reduction) to the registration rights of the Holders set forth herein, are first entirely excluded from the underwriting and registration.
     If any Holder disapproves of the terms of any such Underwritten Offering that is undertaken in compliance with the terms hereof, or for any other reason, such Holder may elect to withdraw from such Underwritten Offering by providing written notice to the Company and the managing underwriters, delivered not later than the later of (a) sixty (60) days after the initial filing date of the IPO Registration Statement and (b) five (5) Business Days prior to the date the preliminary prospectus is printed; provided, however, in the event the IPO Registration Statement is not declared effective by the Commission within one hundred twenty (120) Business Days following delivery by the Company of notice to the Holders of their initial opportunity to include all or any part of the Registrable Shares then held by such Holders in the IPO Registration Statement, unless a road show for the Underwritten Offering pursuant to the IPO Registration Statement is in progress at such time, the Company shall promptly provide written notice to all Holders who have elected to be included in the IPO Registration Statement giving them another opportunity to elect to withdraw from the pending IPO Registration Statement, and each Holder desiring to withdraw from such IPO Registration Statement shall, within ten (10) Business Days after receipt of the above-described written notice by the Company, provide notice to the Company and the managing underwriter of such election. Any Registrable Shares excluded or withdrawn from such Underwritten Offering shall be excluded and withdrawn from the IPO Registration Statement.
     (iv) Hold-back Agreement. By electing to include Registrable Shares in the IPO Registration Statement, if any, the Holder of such Registrable Shares shall be deemed to have agreed not to effect any sale or distribution of securities of the Company of the same or similar class or classes of the securities included in the IPO Registration Statement or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 or Rule 144A under the Securities Act, during such periods as reasonably requested by the managing underwriter (but in no event for a period longer than sixty (60) days following the effective date of the IPO Registration Statement); provided that each of the officers and directors of the Company that hold shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock are subject to restrictions at least as burdensome as those applicable to the Holders for not less than the entire time period required of the Holders hereunder.

     (c) Subsequent Shelf Registration for Additional Shares Issued after Effectiveness of the Mandatory Shelf Registration Statement. If any Additional Shares are issued or distributed to Holders after the effectiveness of the Shelf Registration Statement, or such Additional Shares were otherwise not included in a prior Shelf Registration Statement, then the Company shall as soon as practicable, but in no event later than sixty (60) days after the issuance of such Additional Shares, file an additional shelf Registration Statement on Form S-11 or such other form under the Securities Act then available to the Company providing for the resale of the Additional Shares pursuant to Rule 415 from time to time by the Holders (such registration statement, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, a “Subsequent Shelf Registration Statement”) in the same manner, and subject to the same provisions in this Agreement as the Shelf Registration Statement; provided that the provisions of Section 2(e) and Section 9 (provided that with respect to Section 9, the Company has at the time of the issuance of the Additional Shares completed an Underwritten Offering pursuant to the IPO Registration Statement) hereof will not apply to any such Subsequent Shelf Registration Statement.
     (d) Expenses. The Company shall pay all Registration Expenses in connection with the registration of the Registrable Shares pursuant to this Agreement. Each Holder participating in a registration pursuant to this Section 2 shall bear such Holder’s proportionate share (based on the total number of Registrable Shares sold in such registration) of all discounts and commissions payable to underwriters or brokers and all transfer taxes and transfer fees in connection with a registration of Registrable Shares pursuant to this Agreement and any other expenses incurred by such Holder that are not payable by the Company pursuant to this Agreement.
     (e) Suspension of Advisory Fee; Forfeiture of Shares. If the Company (i) does not initially file the IPO Registration Statement or the Shelf Registration Statement with the Commission within one hundred fifty (150) days from the date hereof, (ii) files the IPO Registration Statement within one hundred fifty (150) days from the date hereof and before it files a Shelf Registration Statement but fails to file a Shelf Registration Statement relating to any Registrable Shares not registered under and distributed pursuant to an IPO Registration Statement within sixty (60) days after the date on which the IPO Registration Statement is first filed with the Commission, or (iii) fails to comply with its obligations set forth in Sections 2 and 4 to file, when and as required, any documents or other materials necessary to effect, or maintain the effectiveness of, any Shelf Registration Statement (collectively, the “Registration Obligations”), then (A) the holders of Class B Units (as defined in the Limited Partnership Agreement, dated October 6, 2005, of the Partnership (the “Partnership Agreement”)) shall not be entitled to receive from the Partnership, and the Partnership shall not make or pay to the holders of Class B Units, any distributions that may become payable to the holders of Class B Units pursuant to the Partnership Agreement for the period of time beginning with the date that the Company first fails to comply with the applicable Registration Obligation and continuing until the date that the Company complies with such Registration Obligation, at which time all amounts due to the holders of Class B Units under the Partnership Agreement shall become due and payable, without interest thereon, and (B) each of the Management Holders shall forfeit that number of shares of Common Stock previously granted to such Management Holders pursuant to the Company’s equity incentive plan (as more fully described in the Offering Memorandum) equal to 1% per day of the aggregate number of shares previously granted to such Management Holder pursuant to the Company’s equity incentive plan during the period of time beginning with the date that the Company first fails to comply with the applicable Registration Obligation and continuing until the date that the Company complies with such Registration Obligation; provided, however, that the aggregate number of shares forfeited by each Management Holder shall not exceed 50% of the aggregate number of shares previously purchased by such Management Holder under the Company’s equity incentive plan; provided further, that in no event shall the forfeiture provided for in this Section 2(e) apply at any time when the Company has endeavored in good faith to file either the IPO Registration Statement or Shelf Registration Statement but is unable to make such filing as of such date as a result of the Commission’s inability (in general and not because of any error associated with the Company’s filing) to accept electronic filings pursuant to its Electronic Data Gathering and Retrieval (EDGAR) system; and provided further that the Company shall have an additional five (5) Business Day grace period after the date that is one hundred fifty (150) days after the date hereof to file either an IPO Registration Statement or Shelf Registration Statement before any forfeiture shall be required under clause (B) of this Section 2(e). The remedies set forth in this Section 2(e) shall be the exclusive remedies available to the Holders for any breach of the Registration Obligations.
3. Rules 144 and 144A Reporting
     With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Shares to the public without registration, until such date as no Holder owns any Registrable Shares, the Company agrees to:
     (a) use its commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration statement under the Securities Act filed by the Company for an offering of its securities to the general public;
     (b) use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);
     (c) if the Company is not required to file reports and other documents under the Securities Act and the Exchange Act, make available other information as required by, and so long as necessary to permit sales of Registrable Shares pursuant to, Rule 144 and Rule 144A; and

     (d) furnish to any Holder promptly upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement under the Securities Act filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), (ii) if not otherwise available on the EDGAR system, a copy of the most recent annual and quarterly report(s) of the Company, and (iii) such other reports, documents or shareholder communications of the Company, and take such further actions consistent with this Section 3, as a Holder may reasonably request in availing, and as is necessary to avail, itself of any rule or regulation of the Commission allowing a Holder to sell any such Registrable Shares without registration.
4. Registration Procedures
     In connection with the obligations of the Company with respect to any registration pursuant to this Agreement, the Company shall, without limitation:
     (a) notify FBR and Selling Holders’ Counsel, if any, in writing, at least fifteen (15) Business Days prior to filing a Registration Statement (other than an IPO Registration Statement), of its intention to file a Registration Statement with the Commission and, at least ten (10) Business Days prior to filing, provide a copy of the Registration Statement to FBR, its counsel and Selling Holders’ Counsel, if any, for review and comment; prepare and file with the Commission, as specified in this Agreement, a Registration Statement(s), which Registration Statement(s) (x) shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith and (y) shall be reasonably acceptable to FBR, its counsel and the Selling Holders’ Counsel, if any; notify FBR and Selling Holders’ Counsel, if any, in writing, at least five (5) Business Days prior to filing of any amendment or supplement to such Registration Statement and, at least three (3) Business Days prior to filing, provide a copy of such amendment or supplement to FBR, its counsel and Selling Holders’ Counsel, if any, for review and comment; promptly following receipt from the Commission, provide to FBR, its counsel and Selling Holders’ Counsel, if any, copies of any comments made by the staff of the Commission relating to such Registration Statement (whether pre-effective or post-effective) and of the Company’s responses thereto for review and comment; and use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing and to remain effective, subject to Section 5 hereof, until the earlier of (i) such time as all Registrable Shares covered thereby have been sold in accordance with the intended methods of distribution of such Registrable Shares, and (ii) there are no Registrable Shares outstanding; provided, however, that the Company shall not be required to cause any IPO Registration Statement to become effective if it elects to terminate or withdraw the IPO Registration Statement pursuant to Section 2(b)(i) hereof and the Holders have been so notified; provided, further, that if the Company has an effective Shelf Registration Statement or Subsequent Shelf Registration Statement on Form S-11 under the Securities Act and becomes eligible to use Form S-3 or such other short-form registration statement form under the Securities Act, the Company may, upon twenty (20) Business Days prior written notice to FBR and all Holders, register any Registrable Shares registered but not yet distributed under the effective Shelf Registration Statement or Subsequent Shelf Registration Statement on such a short-form Shelf Registration Statement and, once the short-form Shelf Registration Statement is declared effective, de-register such shares under the previous Shelf Registration Statement or any Subsequent Shelf Registration Statement or transfer the filing fees from the previous Shelf Registration Statement (such transfer pursuant to Rule 429, if applicable) unless the Holders holding a majority of the shares registered by the Holders under the initial Shelf Registration Statement or any Subsequent Shelf Registration Statement (excluding Registrable Shares held by the Company, Lexington, the Management Holders or any of their Affiliates) notify the Company within twenty (20) Business Days of receipt of the Company notice that such a registration under a new Registration Statement and de-registration of the initial Shelf Registration Statement or any Subsequent Shelf Registration Statement would materially interfere with such Holders’ distribution of Registrable Shares already in progress, in which case the Company shall delay the effectiveness of the short-form Shelf Registration Statement and de-registration for a period of not less than thirty (30) Business Days from the date that the Company receives the notice from such Holders requesting a delay;
     (b) subject to Section 4(i) hereof, (i) prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period described in Section 4(a) hereof; (ii) cause each Prospectus contained therein to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 or any similar rule that may be adopted under the Securities Act; and (iii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof;
     (c) furnish to FBR and the Holders, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as FBR or such Holder may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Shares; the Company consents, subject to Section 5, to the use of such Prospectus, including each preliminary Prospectus, by FBR and the Holders, if any, in connection with the offering and sale of the Registrable Shares covered by any such Prospectus;
     (d) use its commercially reasonable efforts to register or qualify, or obtain exemption from registration or qualification for, all Registrable Shares by the time the applicable Registration Statement is declared effective by the Commission under all applicable state securities or “blue sky” laws of such United States jurisdictions as FBR or any Holder with Registrable Shares covered by a Registration Statement may reasonably request in writing, keep each such registration or qualification or exemption effective during the period such Registration Statement is required to be kept effective pursuant to Section 4(a) and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Shares owned by such Holder; provided, however, that the Company shall not be required to take any action to comply with this Section 4(d) if it would require the Company to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 4(d) and except as may be required by the Securities Act, (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;

     (e) use its commercially reasonable efforts to cause all Registrable Shares covered by such Registration Statement to be registered and approved by such other governmental agencies or authorities in the United States as may be necessary to enable the Holders thereof to consummate the disposition of such Registrable Shares; provided, however, that the Company shall not be required to take any action to comply with this Section 4(e) if it would require the Company or any of its subsidiaries to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 4(e) and except as may be required by the Securities Act, (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;
     (f) notify FBR, Selling Holders’ Counsel, if any, and each Holder with Registrable Shares covered by a Registration Statement promptly and, if requested by FBR, Selling Holders’ Counsel, if any, or any such Holder, promptly confirm such advice in writing at the address determined in accordance with Section 10(c), (i) when such Registration Statement has become effective and when any post-effective amendments thereto become effective or upon the filing of a supplement to any Prospectus, (ii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of such Registration Statement or the initiation, assertion or, to the extent known to the Company, threat of any Proceedings for that purpose, (iii) of any request by the Commission or any other federal, state or foreign governmental authority for amendments or supplements to such Registration Statement or related Prospectus or for additional information, and (iv) of any reason, including without limitation, the happening of any event during the period such Registration Statement is effective, as a result of which such Registration Statement or the related Prospectus or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the related Prospectus until the requisite changes have been made);
     (g) use its commercially reasonable efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of a Registration Statement or suspending of the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, as promptly as practicable;
     (h) upon request, if not otherwise available on the EDGAR system, promptly furnish to FBR, Selling Holders’ Counsel, if any, and each requesting Holder with Registrable Shares covered by a Registration Statement, without charge, at least one (1) conformed copy of each Registration Statement and any post-effective amendment or supplement thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);
     (i) except as provided in Section 5, upon the occurrence of any event contemplated by Section 4(f)(iv) hereof, use its commercially reasonable efforts to promptly prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated

therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and promptly furnish to FBR, Selling Holders’ Counsel, if any, and each requesting Holder, without charge, as many copies of such Prospectus and any supplement or post-effective amendment to the Registration Statement or Prospectus and any document incorporated therein by reference or so filed, as FBR, Selling Holders’ Counsel, if any, or such Holder may reasonably request;
     (j) if requested by FBR, Selling Holders’ Counsel, if any, the representative of the underwriters (in an Underwritten Offering), if any, or any Holders of Registrable Shares being sold in connection with a Registration Statement, (i) as promptly as reasonably practicable incorporate in a Prospectus supplement or post-effective amendment such information as FBR, Selling Holders’ Counsel, if any, the representative of the underwriters, if any, or such Holders indicate in writing relates to them or otherwise reasonably request be included therein, and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment;
     (k) in the case of an Underwritten Offering, use its commercially reasonable efforts to furnish or cause to be furnished to the underwriters a signed counterpart, addressed to FBR and the underwriters, of: (i) an opinion of counsel for the Company, dated the date of each closing under the underwriting agreement, reasonably satisfactory to the underwriters (an “Opinion”); and (ii) a “comfort” letter, dated the effective date of such Registration Statement and the date of each closing under the underwriting agreement, signed by the independent public accountants who have certified the Company’s financial statements included in such Registration Statement, covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) and with respect to events subsequent to the date of such financial statements, as are customarily covered in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other financial matters as the underwriters may reasonably request (a “Comfort Letter”);
     (l) enter into customary agreements (including in the case of an Underwritten Offering, an underwriting agreement in customary form and reasonably satisfactory to the Company) and take all other action in connection therewith in order to expedite or facilitate the distribution of the Registrable Shares included in such Registration Statement and, in the case of an Underwritten Offering, make representations, warranties and agreements to the Holders covered by such Registration Statement and to the underwriters in such form and scope as are customarily made by issuers to underwriters and holders in underwritten offerings and confirm the same to the extent customary if and when requested;
     (m) to make available for inspection by Selling Holders’ Counsel, if any, and the representatives of any underwriters participating in any disposition pursuant to a Registration Statement, all financial and other records, pertinent corporate documents and properties of the Company and cooperate with, and cause the respective officers, directors, employees and agents of the Company to supply all information reasonably requested by Selling Holders’ Counsel, if any, and the representatives of any underwriters in connection with a Registration Statement and the due diligence review of the Registration Statement and the information contained or incorporated therein; provided, however, that such records, documents or information that the

Company determines, in good faith, to be confidential and with respect to which the Company notifies Selling Holders’ Counsel, if any, and the representatives of any underwriters in advance in writing of such confidential nature, shall not be disclosed by Selling Holders’ Counsel, if any, and the representatives of any underwriters unless (i) the disclosure of such records, documents or information is necessary to avoid or correct a material misstatement or omission in a Registration Statement or Prospectus, (ii) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such records, documents or information have been generally made available to the public; concurrently with the initial filing of a Registration Statement with the Commission, pay the sum of up to $40,000 to FBR, by wire transfer of immediately available funds, to reimburse FBR’s expenses associated with its due diligence review of the Registration Statement and the information contained or incorporated therein;
     (n) use its commercially reasonable efforts to satisfy the criteria for listing and list or include (if the Company satisfies the criteria for listing or inclusion on such exchange or market) all Registrable Shares on the New York Stock Exchange or The NASDAQ Stock Market as soon as practicable (including, without limitation, seeking to cure in the Company’s listing or inclusion application any deficiencies cited by the exchange or market) and thereafter use commercially reasonable efforts to maintain such listing;
     (o) to prepare and file in a timely manner all documents and reports required by the Exchange Act and, to the extent the Company’s obligation to file such reports pursuant to Section 15(d) of the Exchange Act expires prior to the expiration of the effectiveness period of the Registration Statement as required by Section 4(a) hereof, the Company shall register the Registrable Shares under the Exchange Act and shall maintain such registration through the effectiveness period required by Section 4(a) hereof;
     (p) provide a CUSIP number for all Registrable Shares, not later than the effective date of the Registration Statement;
     (q) (i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and, as applicable, the New York Stock Exchange, Nasdaq National Market or other listing standard, (ii) make generally available to its stockholders, as soon as reasonably practicable, earnings statements covering at least 12 months beginning after the effective date of the Registration Statement that satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 (or any similar rule promulgated under the Securities Act ) thereunder, but in no event later than forty-five (45) days after the end of each fiscal quarter of the Company occurring after the first anniversary of the effective date of the Registration Statement (unless such fiscal quarter is the last fiscal quarter of the Company’s fiscal year, in which case such earnings statement shall be delivered no later than sixty (60) days after such fiscal quarter occurring after the first anniversary of the effective date of the Registration Statement), and (iii) not file any Registration Statement or Prospectus or amendment or supplement to such Registration Statement or Prospectus to which FBR, Selling Holders’ Counsel, if any, or any Holder of Registrable Shares covered by such Registration Statement shall have reasonably objected on the grounds that such Registration Statement or Prospectus or amendment or supplement does not comply in all material respects with the requirements of the Securities Act;

     (r) provide and cause to be maintained a registrar and transfer agent for all Registrable Shares covered by any Registration Statement from and after a date not later than the first to occur of (a) the closing date of any initial public offering effected pursuant to an IPO Registration Statement and (b) the effective date of the Shelf Registration Statement;
     (s) in connection with any sale or transfer of the Registrable Shares (whether or not pursuant to a Registration Statement) that will result in the security being delivered no longer being Registrable Shares, cooperate with the Holders and the representative of the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold, which certificates shall not bear any transfer restrictive legends (other than as required by the Company’s certificate of incorporation) and to enable such Registrable Shares to be in such denominations and registered in such names as the representative of the underwriters, if any, or the Holders may request at least three (3) Business Days prior to any sale of the Registrable Shares;
     (t) in connection with the initial filing of a Shelf Registration Statement or any Subsequent Registration Statement and each amendment thereto with the Commission, prepare and, within one (1) Business Day of such filing with the Commission, file with the NASD all forms and information required or requested by the NASD in order to obtain written confirmation from the NASD that the NASD does not object to the fairness and reasonableness of the underwriting terms and arrangements (including any deemed underwriting terms and arrangements relating to FBR and any other NASD member that is the holder of, or is affiliated or associated with an owner of, Registrable Shares included in the Registration Statement) relating to the resale of Registrable Shares pursuant to the Registration Statement, including, without limitation, information provided to the NASD through its COBRADesk system; and
     (u) upon effectiveness of the first Registration Statement filed by the Company under this Agreement, take such actions and make such filings as are necessary to effect the registration of the Common Stock under the Exchange Act simultaneously with or immediately following the effectiveness of the Registration Statement.
     The Company may require the Holders to furnish to the Company such information regarding the proposed distribution by such Holder of such Registrable Shares as the Company may from time to time reasonably request in writing or as shall be required to effect the registration of the Registrable Shares and no Holder shall be entitled to be named as a selling stockholder in any Registration Statement and no Holder shall be entitled to use the Prospectus forming a part thereof if such Holder does not provide such information to the Company. Any Holder that sells Registrable Shares pursuant to a Registration Statement shall be required to be named as a selling stockholder in the related Prospectus and to deliver or cause to be delivered a Prospectus to purchasers. Each Holder further agrees to furnish promptly to the Company in writing all information required from time to time to make the information previously furnished by such Holder not misleading.
     Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(f)(ii), 4(f)(iii) or 4(f)(iv) hereof, such Holder will immediately discontinue disposition of Registrable Shares pursuant to a Registration Statement until such Holder’s receipt of copies of the supplemented or amended Prospectus. If so directed by the Company, such Holder will deliver to the Company (at the expense of the Company) all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice.
5. Black-Out Period
     (a) Subject to the provisions of this Section 5 and a good faith determination by a majority of the independent members of the Board of Directors of the Company that it is in compliance with the terms hereof and that it is in the best interests of the Company to suspend the use of the Registration Statement, following the effectiveness of a Registration Statement (and the filings with any international, federal or state securities commissions), the Company, by written notice to FBR, Selling Holders’ Counsel, if any, and the Holders, may direct the Holders to suspend sales of the Registrable Shares pursuant to a Registration Statement for such times as the Company reasonably may determine is necessary and advisable (but in no event for more than an aggregate of ninety (90) days in any rolling twelve (12)-month period commencing on the closing date of the transactions contemplated by the Purchase/Placement Agreement or more than thirty (30) days in any rolling ninety (90)-day period), and no more than three (3) separate times in any twelve (12)-month rolling period, if any of the following events shall occur: (i) the representative of the underwriters of an Underwritten Offering of primary shares of Common Stock by the Company has advised the Company that the sale of Registrable Shares pursuant to the Registration Statement would have a material adverse effect on the Company’s primary offering; (ii) a majority of the Board of Directors of the Company (including at least a majority of the independent directors) determines in good faith that (A) the offer or sale of any Registrable Shares would materially impede, delay or interfere with any proposed acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other material transaction involving the Company, (B) after the advice of counsel, the sale of Registrable Shares pursuant to the Registration Statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, and (C) (x) the Company has a bona fide business purposes for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (z) such transaction renders the Company unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable; or (iii) a majority of the Board of Directors of the Company (including at least a majority of the independent directors) determines in good faith, upon the advice of counsel, that it is required by law, rule or regulation to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to incorporate information into the Registration Statement for the purpose of (1) including in the Registration Statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the Registration Statement any facts or events arising after the effective date of the Registration Statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (3) including in the prospectus included in the Registration Statement any material information with respect to the plan of distribution not disclosed in the Registration Statement or any material change to such information. Upon the occurrence of any such suspension, the Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to make resumed use of the Registration Statement as soon as possible.
     (b) In the case of an event that causes the Company to suspend the use of a Registration Statement (a “Suspension Event”), the Company shall give written notice (a “Suspension Notice”) to FBR and the Holders to suspend sales of the Registrable Shares and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and the Company is using its commercially reasonable efforts and taking all reasonable steps to terminate suspension of the use of the Registration Statement as promptly as possible. The Holders shall not effect any sales of the Registrable Shares pursuant to such Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). If so directed by the Company, each Holder will deliver to the Company (at the expense of the Company) all copies other than permanent file copies then in such Holder’s possession of the Prospectus covering the Registrable Shares at the time of receipt of the Suspension Notice. The Holders may recommence effecting sales of the Registrable Shares pursuant to the Registration Statement (or such filings) following further notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Holders and FBR in the manner described above promptly following the conclusion of any Suspension Event and its effect.
     (c) Notwithstanding any provision herein to the contrary, if the Company shall give a Suspension Notice with respect to any Registration Statement pursuant to this Section 5, the Company agrees that it shall extend the period of time during which such Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the Holders of the Suspension Notice to and including the date of receipt by the Holders of the End of Suspension Notice and provide copies of the supplemented or amended Prospectus necessary to resume sales, with respect to each Suspension Event; provided such period of time shall not be extended beyond the date that the shares of Common Stock covered by such Registration Statement are no longer Registrable Shares.
6. Indemnification and Contribution
     (a) The Company agrees to indemnify and hold harmless (i) each Holder and any underwriter (as determined in the Securities Act) for such Holder (including, if applicable, FBR), (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), any such Person described in clause (i) (any of the Persons referred to in this clause (ii) being hereinafter referred to as a “Controlling Person”), and (iii) the respective officers, directors, partners, members, managers, employees, representatives and agents of any such Person or any Controlling Person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as a “Purchaser Indemnitee”), to the fullest extent lawful, from and against any and all losses, claims, damages, judgments, Proceedings, out-of-pocket expenses, and other liabilities (collectively, the “Liabilities”), including without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any Proceeding by any governmental agency or body, including the reasonable fees and expenses of counsel to any Purchaser Indemnitee, joint or several, directly or indirectly related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if the Company shall have furnished to such Purchaser Indemnitee any amendments or supplements thereto), or any preliminary Prospectus or any other document prepared by the Company used to sell the Registrable Shares, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such Liabilities arise out of or are based upon (x) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Purchaser Indemnitee furnished to the Company or any underwriter in writing by such Purchaser Indemnitee expressly for use therein or (y) any untrue statement contained in or omission from a preliminary Prospectus if a copy of the Prospectus (as then amended or supplemented, if the Company shall have furnished to or on behalf of the Holder participating in the distribution relating to the relevant Registration Statement any such amendments or supplements thereto) was not sent or given by or on behalf of such Holder to the Person asserting any such Liabilities who purchased Registrable Shares, if such Prospectus (or Prospectus as amended or supplemented) is required by law to be sent or given at or prior to the written confirmation of the sale of such Registrable Shares to such Person and the untrue statement contained in or omission from such preliminary Prospectus was corrected in the Prospectus (or the Prospectus as amended or supplemented). The Company shall notify FBR and the Holders promptly of the institution, threat or assertion of any Proceeding of which it shall have become aware in connection with the matters addressed by this Agreement which involves the Company or a Purchaser Indemnitee. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Purchaser Indemnitee.
     (b) In connection with any Registration Statement in which a Holder is participating and as a condition to such participation, such Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, each Person who signs the Registration Statement or controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act and the respective directors, officers, members, managers, representatives, employees, partners, trustees and agents of the Company and each such Person to the same extent as the foregoing indemnity from the Company to each Purchaser Indemnitee, but only with reference to untrue statements or omissions or alleged untrue statements or omissions made in reliance upon and in strict conformity with information relating to such Purchaser Indemnitee furnished to the Company in writing by such Purchaser Indemnitee expressly for use in any Registration Statement or Prospectus, any amendment or supplement thereto, or any preliminary Prospectus. The liability of any Purchaser Indemnitee pursuant to this paragraph shall in no event exceed the net proceeds received by such Purchaser Indemnitee from sales of Registrable Shares giving rise to such obligations.
     (c) If any Proceeding (including any governmental or regulatory investigation) shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to paragraph (a) or (b) above, such Person (the “Indemnified Party,” or if more than one Indemnified Party, the “Indemnified Parties”), shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”), in writing of the commencement thereof (but the failure to so notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 6, except to the extent the Indemnifying Party is materially prejudiced by the failure to give notice), and the Indemnifying Party, upon request of the Indemnified Party, shall assume the defense of such Proceeding and retain counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld, to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in such Proceeding and shall pay the reasonable fees and expenses actually incurred by such counsel related to such Proceeding. Notwithstanding the foregoing, in any such Proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Party failed within a reasonable time after notice of commencement of the Proceeding to assume the defense and engage counsel approved by the Indemnified Party as hereinabove provided, (iii) the Indemnifying Party and its counsel do not in a reasonable manner pursue the defense of such Proceeding, or (iv) the named parties to any such Proceeding (including any impleaded parties), include both such Indemnified Party and the Indemnifying Party, or any Affiliate of the Indemnifying Party, and such Indemnified Party shall have been reasonably advised by counsel that, either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or such Affiliate of the Indemnifying Party or (y) a conflict may exist between such Indemnified Party and the Indemnifying Party or such Affiliate of the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume nor direct the defense of such Proceeding on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one (1) separate firm of attorneys (in addition to any local counsel), for all such Indemnified Parties, which firm shall be designated in writing by those Indemnified Parties who sold a majority of the Registrable Shares sold by all such Indemnified Parties (excluding Registrable Shares sold by the Company, Lexington, the Management Holders or any of their Affiliates) and any such separate firm for the Company, the directors, the officers and such control Persons of the Company as shall be designated in writing by the Company). The Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any loss or Liability resulting from such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any Proceeding in respect of which any Indemnified Party is or could have been a party or the subject thereof and indemnity could have been sought hereunder by such Indemnified Party, unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the Indemnified Party.
     (d) If the indemnification provided for in paragraphs (a) and (b) of this Section 6 is for any reason held to be unavailable to an Indemnified Party in respect of any Liabilities referred to therein (other than by reason of the exceptions provided therein) or is insufficient to hold harmless a party indemnified thereunder, then each Indemnifying Party under such paragraphs, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits of the Indemnified Party on the one hand and the Indemnifying Party(ies) on the other in connection with the statements or omissions that resulted in such Liabilities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Party(ies) and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and any Purchaser Indemnitees on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Purchaser Indemnitees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (e) The parties agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if such Indemnified Parties were treated as one entity for such purpose), or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph 6(d) above. The amount paid or payable by an Indemnified Party as a result of any Liabilities referred to in paragraph 6(d) shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such Proceeding. Notwithstanding the provisions of this Section 6, in no event shall a Purchaser Indemnitee be required to contribute any amount in excess of the amount by which proceeds (net of discounts and commissions) received by such Purchaser Indemnitee from sales of Registrable Shares exceeds the amount of any damages that such Purchaser Indemnitee has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. For purposes of this Section 6, each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act) FBR or a Holder shall have the same rights to contribution as FBR or such Holder, as the case may be, and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act) the Company, and each officer, director, trustee, partner, member, manager, employee, representative or agent of the Company shall have the same rights to contribution as the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any Proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 6 or otherwise, except to the extent that any party is actually and materially prejudiced by the failure to give notice. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     (f) The indemnity and contribution agreements contained in this Section 6 will be in addition to any liability which the Indemnifying Parties may otherwise have to the Indemnified Parties referred to above. The Purchaser Indemnitee’s obligations to contribute pursuant to this

Section 6 are several in proportion to the respective number of Registrable Shares sold by each of the Purchaser Indemnitees hereunder and not joint.
7. Market Stand-off Agreement
     Each Holder hereby agrees that it shall not, to the extent requested in writing by the Company or a managing underwriter of securities of the Company, directly or indirectly sell, offer to sell (including without limitation any short sale), pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any Registrable Shares or other shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for a period ending (x) in the case of Lexington and the Management Holders, one hundred eighty (180) days following such effective date; and (y) in the case of all other Holders, sixty (60) days following such effective date; provided, however, that:
     (a) the restrictions above shall not apply to Registrable Shares sold pursuant to the IPO Registration Statement;
     (b) all officers and directors of the Company then holding shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock enter into similar agreements for not less than the entire time period required of Lexington and the Management Holders hereunder;
     (c) the restrictions above shall not apply to (i) option exercises so long as the optionee does not transfer the shares of Common Stock received as a result of any such exercise, and (ii) bona fide gifts or transfers to family members, trusts or affiliates effected for estate planning purposes; and
     (d) the Holders shall be allowed any concession or proportionate release allowed to Lexington, any Management Holder or any officer or director of the Company that entered into similar agreements (with such proportion being determined by dividing the number of shares being released with respect to Lexington, such Management Holder, officer or director by the total number of issued and outstanding shares held by Lexington, such Management Holder, officer or director); provided, that nothing in this Section 7(c) shall be construed as a right to proportionate release for Lexington, the Management Holders or officers and directors of the Company upon the expiration of the sixty (60) day period applicable to all Holders other than Lexington, the Management Holders, officers and directors of the Company.
     In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the securities subject to this Section 7 and to impose stop transfer instructions with respect to the Registrable Shares and such other securities of each Holder (and the securities of every other Person subject to the foregoing restriction) until the end of such period.

8. Termination of the Company’s Obligation
     Subject to Section 10(l), the Company shall have no further obligations pursuant to this Agreement at such time as no Registrable Shares are outstanding.
9. Limitations on Subsequent Registration Rights
     From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders beneficially owning not less than a majority of the then outstanding Registrable Shares, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any Registration Statement filed pursuant to the terms hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s or prospective holder’s securities will not reduce the amount of Registrable Shares of the Holders included in the Registration Statement, or (b) to have such holder’s or prospective holder’s securities registered on a registration statement that could be declared effective prior to, or within one hundred eighty (180) days of, the effective date of any Registration Statement filed pursuant to this Agreement.
10. Miscellaneous
     (a) Remedies. In the event of a breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights provided herein and, in the case of FBR, in the Purchase/Placement Agreement, or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Subject to Section 6, the Company agrees that monetary damages alone would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agree that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate. Notwithstanding the foregoing, the remedies set forth in Section 2(e) hereof shall be the exclusive remedies available to the Holders with respect to any breach by the Company of any of the Registration Obligations (as defined in Section 2(e) hereof).
     (b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Company and Holders beneficially owning not less than a majority of the then outstanding Registrable Shares; provided, however, that for purposes of this Section 10(b), Registrable Shares that are owned, directly or indirectly, by an Affiliate of the Company shall not be deemed to be outstanding. No amendment shall be deemed effective unless it applies uniformly to all Holders. Notwithstanding the foregoing, a waiver or consent to or departure from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect, impair, limit or compromise the rights of any other Holder may be given by such Holder; provided that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence.

     (c) Notices. All notices and other communications, provided for or permitted hereunder shall be made in writing and delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested:
     (i) if to a Holder, at the most current address given by the transfer agent and registrar of the Common Stock;
     (ii) if to the Company, Lexington, the Advisor, the Partnership or the Management Holders, at One Penn Plaza, Suite 4015, New York, New York 10119, Attention: Joseph S. Bonventre, Esq. (facsimile (212) 594-6600), with a copy to Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022, Attention: Mark Schonberger, Esq. (facsimile (212) 230-7747); and
     (iii) if to FBR at the offices of FBR at 1001 Nineteenth Street North, 18th Floor, Arlington, Virginia 22209, Attention: Compliance Department (facsimile (703) 312-9698), with a copy to Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219, Attention: Daniel M. LeBey, Esq. (facsimile: (804) 788-8218).
Receipt of any notice sent pursuant to this Agreement shall be deemed to occur (x) one (1) Business Day after sending by facsimile (with receipt confirmed), (y) two (2) Business Days after sending by overnight courier or (z) three (3) Business Days after mailing by the party giving such notice. The Company shall cause the transfer agent to use commercially reasonable efforts to maintain current addresses of the Holders.
     (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto, including, without limitation and without the need for an express assignment or assumption, subsequent Holders. The Company agrees that the Holders shall be third party beneficiaries to the agreements made hereunder by FBR and the Company, and each Holder shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder; provided, however, that such Holder fulfills all of its obligations hereunder.
     (e) Stock Legend. In addition to any other legend that may appear on the stock certificates evidencing the Registrable Shares, for so long as any Shares remain Registrable Shares each stock certificate evidencing such Registrable Shares shall contain a legend to the following effect: “THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND ENTITLED TO THE OBLIGATIONS AND BENEFITS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT, DATED OCTOBER 6, 2005”.
     (f) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     (g) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     (h) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     (i) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
     (j) Entire Agreement. This Agreement, together with the Purchase/Placement Agreement, is intended by the parties hereto as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. Without limiting the foregoing, this Agreement supersedes, terminates and replaces all existing stockholders’ agreements and registration rights agreements relating to the equity securities of the Company.
     (k) Registrable Shares Held by the Company or Its Affiliates. Whenever the consent or approval of, or a selection by, the Holders of a specified percentage of Registrable Shares is required hereunder, Registrable Shares held by the Company, Lexington, the Advisor or their Affiliates (excluding, if necessary, FBR) shall not be counted in determining the number of then outstanding Registrable Shares or the number of Registrable Shares providing such consent, approval or selection.
     (l) Survival. This Agreement is intended to survive the consummation of the transactions contemplated by the Purchase/Placement Agreement. The indemnification and contribution obligations under Section 6 and the Company’s obligations under this Section 10 shall survive the termination of the Company’s obligations under Section 2 and Section 8 of this Agreement.
     (m) Attorneys’ Fees. In any Proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover its reasonable attorneys’ fees from the losing party in addition to any other available remedy.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LEXINGTON STRATEGIC ASSET CORP.

By:

Name:
Title:

LEXINGTON CORPORATE PROPERTIES TRUST

By:

Name:
Title:

LXP ADVISORY LLC

By:

Name:
Title:

LSAC OPERATING PARTNERSHIP L.P.

By:	LSAC GENERAL PARTNER LLC,
its General Partner

By:

Name:
Title:

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By:

Name:
Title:

MANAGEMENT HOLDERS

Patrick Carroll

T. Wilson Eglin

Brendan P. Mullinix

Richard J. Rouse

E. Robert Roskind

John B. Vander Zwaag

EXHIBIT A
Initial Holders
Rule 144A/Reg. S Holders:
Regulation D Holders:

A-1